CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 104 to Registration Statement No. 33-19228 of Calamos Phineus Long/Short Fund, a series of Calamos Investment Trust, on Form N-1A of our reports dated February 16, 2016, relating to the financial statements of Phineus Voyager, L.P. and Phineus Master Fund, Ltd. as of and for the year ended December 31, 2015 and to the schedule of investments of the Phineus Master Fund, Ltd. as of December 31, 2014, appearing in Appendix B of the Statement of Additional Information, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 30, 2016